EXHIBIT 10.2


                               MAYNARD OIL COMPANY
                          8080 North Central Expressway
                                    Suite 660
                               Dallas, Texas 75206

                                 August 1, 2001

Dear:

As you know, Maynard Oil (the "Company") is pursuing strategies that could lead to its eventual sale. To encourage you to remain with the Company throughout the sale process and for a period thereafter, the Company is pleased to provide you with the opportunity to receive additional compensation determined as follows:

o If the Company is sold at any time prior to June 30, 2002, and you are an employee of the Company on the effective date of the sale, you will receive an incentive bonus of $_____________________ (the "Incentive Bonus"). This amount would be paid to you within ten (10) business days following the completion of the sale of the Company.

o If you then remain in the continuous employment of the Company or its successor through the six month anniversary of the sale, you will be entitled to receive an additional incentive bonus of $___________________ (the "Additional Bonus"). The Additional Bonus would be paid to you within ten (10) business days following the six month anniversary of the sale of the Company. Further, if your employment with the Company or its successor is terminated during the six month period following the sale due to your death, a termination by the Company or its successor without "cause" (as defined below), or a termination by you with "good reason" (as defined below), you will still be entitled to receive the Additional Bonus. In that case, you will receive the Additional Bonus ten (10) business days following effective date of any such termination of your employment.

o However, if your employment with the Company or its successor is terminated during the six month period following the sale for any reason, other than as a result of your death, a termination by the Company without cause, or by you for good reason, you will forfeit your right to receive the Additional Bonus (but not the Incentive Bonus).

         For purposes of this arrangement, "cause" means a termination of employment by reason of (i) fraud, misappropriation, embezzlement or other act of material misconduct against the Company or any of its affiliates, (ii) your willful and knowing violation of any rules or regulations of any governmental or regulatory body material to the business of the Company, (iii) your refusal or failure to perform your duties with the Company in a competent and professional manner that is not cured by you within ten (10) business days after a written therefore is delivered to you by the Company's Board of Directors which specifically identifies the manner in which the Board believes you have not substantially performed your duties, or (iv) your conviction of or plea of guilty or nolo contendere to a felony. "Good reason" means any of the following which occurs, without your consent, subsequent to a sale of the Company: (i) the assignment to you of duties substantially inconsistent with the duties and responsibilities for which you are qualified based on your education and experience with the Company immediately prior to the sale (except in connection with the termination of your employment for cause or by


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you other than for good reason); (ii) a reduction in your base salary in effect immediately prior to the time of the sale; or (iii) your being required to relocate to a principal place of employment outside of the greater metropolitan Dallas area.

         Any amounts payable pursuant to the terms hereof shall be net of taxes required to be withheld under applicable federal, state and local laws. This incentive bonus arrangement does not give you any right to continued employment with the Company or its successor or of any specific compensation.


                                                     ---------------------------
                                                     James G. Maynard
                                                     Chairman of the Board

Accepted:
_____, 2001

-----------------------------
         Employee